Exhibit 99

Press Release dated January 28, 2013

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935
Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:		11:00 AM January 28, 2013

Subject: United Bancorp, Inc. Reports Earnings of $2.398 Million for the Year Ended December 31, 2012

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net income of $2,398,000 for the year ended December 31, 2012 compared to $3,091,000 for the year ended December 31, 2011. On a per share basis, the Company’s diluted earnings were down 22.58% at $0.48 for the year ended December 31, 2012 as compared to $0.62 for the year ended December 31, 2011.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s net income realized in 2012 generated an annualized 0.55% return on average assets (“ROA”) and a 6.74% return on average equity (“ROE”) compared to 0.73% ROA and 8.53% ROE for 2011. Comparing the year ended 2012 to 2011, the Company’s net interest margin was 3.89% compared to 4.18%, a decrease of 29 basis points. This decrease in the margin resulted in a $903,000 drop in net interest income which was primarily driven by shrinkage in the company’s investment portfolio. Implementation of the government mandated regulations from the Dodd-Frank Act regarding our Courtesy Overdraft Program caused a reduction in customer service fees of approximately $134,000. This was offset by an increase in other service fees which resulted in a net reduction of $42,000 in service fee income for the year ended December 31, 2012. During this current period, the Company did not have the substantial gains that it had in 2011 resulting from receiving a $100,000 BOLI benefit in excess of its surrender value and by recognizing a gain on sale of securities of $370,000 through liquidating its government sponsored mortgage-backed securities portfolio to take advantage of the favorable rate environment on these short term investments. The Company’s 2012 earnings were positively impacted by a period over period decrease of $840,000 in its provision for loan losses. This decrease in the provision for loan losses is directly attributed to the overall improvement in the credit quality of the loan portfolio. Net loans of $1,341,000 were charged off during 2012, a decrease of $445,000 or 24.9% from 2011. During 2012, a single out of area loan relationship accounted for $1,032,000 of the net loan amount charged off. Excluding this individual loan loss, the net loan amounts charged off during 2012 were $309,000. Other real estate owned decreased $236,000 or 11.6% from December 31, 2011 to December 31, 2012 and nonaccrual loans to total loans decreased by 61 basis points or $1,595,000, going from 1.71% in 2011 to 1.10%. These improving trends relating to credit quality are very positive considering that the present level of nonaccrual loans to total loans is nearly half of that of our peer group. Another area trending in a positive direction is core funding. Total deposits increased $21.9 million from December 31, 2011 to December 31, 2012 with most of this growth occurring in low cost funding. As a result of the booming activity of the oil and gas industry within our market areas, the Company has experienced a higher than normal influx of funds. Some of these funds may be temporary in nature and it is projected that a portion of these funds will flow back out of the Company within the next three to six months. These deposit fluctuations are closely monitored and are incorporated into our monthly asset/liability and funds management strategy. Also, in order to capitalize on its opportunities, the Company has implemented a marketing strategy in June 2012 focusing on attracting a larger percentage of low cost funding at each of its banking locations, while continuing to allow higher cost term funding to flow out. This will help lower the cost of funding in future periods. The Company has a significant present liquid position in cash-type investments which can be leveraged in future periods at higher yields when market conditions improve. Each of these opportunities has the potential to lead to higher levels of profitability.”

James W. Everson, Chairman, President & CEO stated, “During this time of economic uncertainty, we continue to pursue a conservative posture in managing our assets and liabilities. Our current short term objective is to cover our overhead, maintain our generous dividend payment which has a current yield of 4.4% and earn a limited return to our equity accounts until we see better opportunities to make sound investments without taking on excessive market risk due to the present interest rate environment being driven by the monetary policy of the Federal Reserve. Not wanting to take undue interest rate risk, we are keeping a higher level of liquidity in short term low yielding funds as Cash and due from the Federal Reserve Bank which has increased during the past twelve months 379% to $75.1 million. The 25 basis point return that we are presently receiving on these funds on the short term is having a limiting effect on our earnings. At present we believe it is imprudent to stretch investment maturities for higher yields. As an alternative, we continue to aggressively yet selectively make loans in the markets that we serve and continue to see this to be our only prudent and viable opportunity to generate an acceptable yield on our funds without adding to the risk position of our company. We are pleased to report that gross loans are up $12.0 million or 4.2%, year over year with continued improvement in the credit quality of our loan portfolio. The recent trend of exceptionally strong loan growth during the fourth quarter of 2012 is highly encouraging and it is anticipated that this positive trend will continue in the coming year with the additional resources that we have dedicated to our lending function this past year.” Everson concluded, “Community banking is under siege by current monetary policies and regulations which have the potential to shrink the number of banks in our country. We firmly believe that a community banking company as ours with strong and conservative practices will be positioned to weather this present storm and will be in a very sound position in future periods to grow and prosper. This structural soundness could lead to positive growth opportunities. Our company is blessed with a strong and talented management group that is poised for succession, a strong capital base and financial statement, the latest in high tech and efficient operating systems and a geographically diverse spread of twenty modern office locations over four distinct economic areas within Ohio. We take great pride in the fact that we are a strongly compliant SEC Registrant that is publically traded on the NASDAQ. Today, although we may be suffering a little ‘short term pain for long term gain’, our long term goal is to be a strong and profitable survivor in this presently changing banking environment and to reward our owners with solid growth in their shareholder value.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $438.4 million and total shareholder’s equity of approximately $36.6 million as of December 31, 2012. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,
“UBCP”
For the Three Months Ended
December 31,	September 30,	%
2012	2012	Change
Earnings
Total interest income	$4,593,650	$4,547,766	1.01%
Total interest expense	882,924	952,336	-7.29%

Net interest income	3,710,726	3,595,430	3.21%
Provision for loan losses	358,861	267,734	34.04%
Net interest income after provision for loan losses	3,351,865	3,327,696	0.73%
Service charges on deposit accounts	543,682	499,578	8.83%
Net realized gains on sale of loans	17,802	5,129	247.09%
Other noninterest income	235,298	218,065	7.90%
Total noninterest income	796,782	722,772	10.24%
FDIC Insurance Premium	72,938	72,294	0.89%
Provision for losses on impairment of foreclosed real estate	5,500	25,670	-78.57%
Noninterest expense	3,491,551	3,383,618	3.19%
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)
Income tax expense	123,279	118,428	4.10%

Net income	$455,379	$450,458	1.09%
Per share
Earnings per common share - Basic	$0.10	$0.09	11.11%
Earnings per common share - Diluted	0.09	0.09	0.00%
Cash Dividends paid	0.07	0.07	0.00%
Shares Outstanding
Average - Basic	4,785,790	4,784,815	—
Average - Diluted	4,817,337	4,854,641	—

For the Year Ended December 31,	%
2012	2011	Change
Earnings
Total interest income	$18,462,265	$20,211,170	-8.65%
Total interest expense	3,861,046	4,707,077	-17.97%

Net interest income	14,601,219	15,504,093	-5.82%
Provision for loan losses	1,127,634	1,968,021	-42.70%
Net interest income after provision for loan losses	13,473,585	13,536,072	-0.46%
Service charges on deposit accounts	2,059,711	2,101,587	-1.99%
Net realized gains of sales on securities	—	370,145	-100.00%
BOLI benefit in excess of surrender value	—	100,000	N/A
Net realized gains on sale of loans	32,278	93,744	-65.57%
Net realized loss on sale of other real estate and repossessions	(5,797)	(14,555)	-60.17%
Other noninterest income	851,228	861,419	-1.18%
Total noninterest income	2,937,420	3,512,340	-16.37%
FDIC Insurance Premium	287,575	322,125	-10.73%
Provision for losses on impairment of foreclosed real estate	83,330	86,934	-4.15%
Conversion expenses	—	28,122	-100.00%
Noninterest expense	13,095,526	12,665,860	3.39%
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)
Income tax expense	546,399	854,447	-36.05%

Net income	$2,398,175	$3,090,924	-22.41%
Per share
Earnings per common share - Basic	$0.49	$0.63	-22.22%
Earnings per common share - Diluted	0.48	0.62	-22.58%
Cash Dividends paid	0.42	0.56	-25.00%
Book value (end of period)	7.61	7.57	0.53%
Shares Outstanding
Average - Basic	4,781,819	4,765,676	—
Average - Diluted	4,847,201	4,806,743	—
Common stock, shares Issued	5,375,304	5,370,304	—
Shares held as Treasury Stock	2,496	9,150	—
At year end
Total assets	$438,353,660	$415,566,563	5.48%
Total assets (average)	433,866,000	421,741,000	2.87%
Cash and due from Federal Reserve Bank	75,108,511	15,680,925	378.98%
Average cash and due from Federal Reserve Bank	54,537,000	17,939,000	204.01%
Securities and other restricted stock	42,430,230	91,258,052	-53.51%
Other real estate and repossessions (“OREO”)	1,809,914	2,046,411	-11.56%
Gross loans	296,482,302	284,447,178	4.23%
Average loans	282,735,000	278,719,000	1.44%
Allowance for loan losses	2,708,045	2,921,067	-7.29%
Net loans	293,774,257	281,526,111	4.35%
Net loans charged off	1,340,656	1,785,689	-24.92%
Non-accrual loans	3,260,452	4,855,359	-32.85%
Loans past due 30+ days (excludes non accrual loans)	1,694,154	2,829,000	-40.11%
Intangible assets	304,560	423,600	-28.10%
Mortgage servicing asset	112,173	168,249	-33.33%
Total Deposits	350,416,519	328,540,953	6.66%
Non interest bearing deposits	67,877,887	29,911,452	126.93%
Interest bearing demand	115,477,448	112,110,411	3.00%
Savings	67,236,355	57,907,348	16.11%
Time	99,824,829	128,611,742	-22.38%
Repurchase Agreements	10,680,880	9,967,869	7.15%
Advances from the Federal Home Loan Bank	32,439,498	32,950,877	-1.55%
Shareholders’ equity	36,625,833	36,181,269	1.23%
Shareholders’ equity (average)	35,581,000	36,231,000	-1.79%
Stock data
Market value - last close (end of period)	$6.26	$8.46	-26.00%
Dividend payout ratio	85.71%	90.32%	-5.10%
Price earnings ratio	12.78	x	13.65	x	-6.41%
Market Price to Book Value	82%	112%	-30.00%
Key performance ratios
Return on average assets (ROA)	0.55%	0.73%	-0.18%
Return on average equity (ROE)	6.74%	8.53%	-1.79%
Net interest margin (Federal tax equivalent)	3.89%	4.18%	-0.29%
Interest expense to average assets	0.89%	1.12%	-0.23%
Total allowance for loan losses to nonperforming loans	83.06%	60.16%	22.90%
Total allowance for loan losses to total loans	0.91%	1.03%	-0.12%
Nonaccrual loans to total loans	1.10%	1.71%	-0.61%
Non accrual loans and OREO to total assets	1.16%	1.66%	-0.50%
Net charge-offs to average loans	0.47%	0.64%	-0.18%
Equity to assets at period end	8.36%	8.71%	-0.33%